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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No.__)*

                      RAMCO-GERSHENSON PROPERTIES TRUST
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                                (Name of Issuer)

                                  Common Shares
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                         (Title of Class of Securities)

                                    751452202
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                                 (CUSIP Number)

                              September 9, 1998
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                  (Date of Event which Requires Filing of this
       Statement) Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             /_/      Rule 13d-1(b)
             /x/      Rule 13d-1(c)
             /_/      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

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CUSIP NO. 751452202                    13G                     Page 2 of 5 Pages
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kimco Realty Corporation  13-2744380

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    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) /_/ (b) /_/

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    3       SEC USE ONLY
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    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Maryland (Corporation)
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                   5      SOLE VOTING POWER
                          481,409 Shares*
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    NUMBER         6      SHARED VOTING POWER
      OF                  - 0 -
    PERSON      ----------------------------------------------------------------
     WITH          7      SOLE DISPOSITIVE POWER
                          481,409 Shares*
                ----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
                          - 0 -
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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            481,409 Shares*
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                             /_/
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            6.4%
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    12      TYPE OF REPORTING PERSON*
                                                                              CO
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*        Includes 285,715  Common Shares which are issuable upon conversion of
         200,000 Series A Convertible Preferred Shares owned by Kimco Realty Corporation.

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                                                                    Page 3 of 5
ITEM 1(a).                 NAME OF ISSUER:

                           Ramco-Gershenson Properties Trust


ITEM 1(b).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           27600 Northwestern Hwy
                           Suite 200
                           Southfield, MI  48034

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                           Kimco Realty Corporation, a Maryland Corporation 3333 New Hyde Park Road
                           New Hyde Park, New York  110420-0020

ITEM 2(d).                 TITLE OF CLASS OF SECURITIES:

                           Common Shares

ITEM 2(e).                 CUSIP NUMBER:

                           751452202

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                                                                   Page 4 of 5

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A:


         (a)      /_/ Broker or dealer registered under Section 15 of the
                      Exchange Act.

         (b)      /_/ Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      /_/ Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

         (d)      /_/ Investment company registered under Section 8 of the
                      Investment Company Act.

         (e)      /_/ An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

         (f)      /_/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      /_/ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      /_/ A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

         (i)      /_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      /_/ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. /x/.

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


         (a)      Amount Beneficially Owned: 481,409 shares*

         (b)      Percent of Class: 6.4%

         (c)      Number of shares as to which such person has:

                  1.       Sole power to vote or to direct vote: 481,409*

                  2.       Shared power to vote or to direct vote: - 0 -

                  3.       Sole power to dispose or to direct the disposition:
                           481,409*

                  4.       Shared power to dispose or to direct the disposition:
                           - 0 -

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* Includes 285,715 Common Shares which are issuable upon conversion of 200,000
Series A Convertible Preferred Shares owned by Kimco Realty Corporation.

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                                                                   Page 5 of 5
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 5, 1999

                                         Kimco Realty Corporation

                                         By /s/ Bruce M. Kauderer
                                            ------------------------------------
                                                Bruce M. Kauderer, Esq.,
                                                General Counsel